Exhibit 5.1

March 1, 2019

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

Ladies and Gentlemen:

You have requested our opinion, as counsel to Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering by the Company of up to 13,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), including up to 1,695,652 Shares that may be sold upon the exercise of an option to purchase additional Shares, pursuant to the Registration Statement on Form S-3 (No. 333-216199) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 27, 2019 and filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect and originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700  f: (206) 452-8800  cooley.com

Alder BioPharmaceuticals, Inc.

March 1, 2019

Page Two

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Alan Hambelton
Alan Hambelton

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700  f: (206) 452-8800  cooley.com